Exhibit 5.1

601 Lexington Avenue
New York, NY 10022

(212) 446-4800	Facsimile:
(212) 446-4900
www.kirkland.com

February 20, 2020

Carlisle Companies Incorporated

16430 North Scottsdale Road, Suite 400

Scottsdale, Arizona 85254

Re: Carlisle Companies Incorporated 2.750% Notes due 2030

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Carlisle Companies Incorporated, a Delaware corporation (the “Issuer”), in connection with the issuance and sale by the Issuer of $750,000,000 aggregate principal amount of its 2.750% Notes due 2030 (the “Notes”) under the Securities Act of 1933, as amended (the “Securities Act”).

As such counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Restated Certificate of Incorporation and Amended and Restated Bylaws of the Issuer, (ii) the automatic shelf registration statement on Form S-3ASR (No. 333-221410) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on November 8, 2017, (iii) the preliminary prospectus supplement, dated February 13, 2020, relating to the offering and sale of the Notes (the “Preliminary Prospectus Supplement”), (iv) the final prospectus supplement, dated February 13, 2020, relating to the offering and sale of the Notes (together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”), (v) the indenture, dated January 15, 1997 (as supplemented prior to the date hereof, the “Base Indenture”), by and between the Issuer and U.S. Bank National Association (as successor to State Street Bank and Trust Company, as successor to Fleet National Bank) (the “Trustee”), to be supplemented by the Fourth Supplemental Indenture, on or about February 28, 2020 (together with the Base Indenture, the “Indenture”), by and between the Issuer and the Trustee, (vi) a specimen form of the Notes and (vii) the Underwriting Agreement and related Pricing Agreement (the “Pricing Agreement”), each dated February 13, 2020, among the Issuer and J.P Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the underwriters named therein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto, other than the Issuer. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer.

February 20, 2020

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations that may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Notes have been duly authorized and, when duly executed by the Issuer, authenticated by the Trustee in accordance with the terms of the Indenture and delivered against payment of the consideration therefor specified in the Pricing Agreement, will constitute binding obligations of the Issuer.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K, filed with the Commission on February 20, 2020 and its incorporation into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware. We do not find it necessary for purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “blue sky” laws of the various states to the sale of the Notes.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Notes and the performance by the Issuer of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Issuer is bound.

This opinion is furnished to you in connection with the filing of the Prospectus Supplement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ Kirkland & Ellis LLP